UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 (AMENDMENT 1)*

             GLOBAL LIFE SCIENCES, INC. (FORMERLY TOO GOURMET, INC.)
                                (Name of Issuer)

                         COMMON SHARES, PAR VALUE $0.001
                         (Title of Class of Securities)

                                   379374 10 1
                                 (CUSIP Number)

                                DECEMBER 31, 2003
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)

         [ ]      Rule 13d-1(c)

         [x]      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 379374 10 1



                                  SCHEDULE 13G
--------------------------------------------------------------------------------
          1            NAMES OF REPORTING PERSONS                  GLYNN FISHER
                       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                       (Entities Only)
--------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [x]
                       (See Instructions)                                (b) [ ]
--------------------------------------------------------------------------------
          3            SEC USE ONLY
--------------------------------------------------------------------------------
          4            CITIZENSHIP OR PLACE OF ORGANIZATION

                       CANADIAN
--------------------------------------------------------------------------------
  NUMBER OF SHARES                   5                SOLE VOTING POWER
 BENEFICIALLY OWNED                                   0
  BY EACH REPORTING
     PERSON WITH      ----------------------------------------------------------
                                     6                SHARED VOTING POWER
                                                      535,837
                      ----------------------------------------------------------
                                     7                SOLE DISPOSITIVE POWER
                                                      0
                      ----------------------------------------------------------
                                     8                SHARED DISPOSITIVE POWER
                                                      535,837
--------------------------------------------------------------------------------
          9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                       PERSON
                       535,837 SHARES
--------------------------------------------------------------------------------
         10            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                       SHARES (See Instructions)                            [  ]
--------------------------------------------------------------------------------
         11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                       1.6%
--------------------------------------------------------------------------------
         12            TYPE OF REPORTING PERSON (See Instructions)
                       IN
--------------------------------------------------------------------------------


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
CUSIP No. 379374 10 1


                                  SCHEDULE 13G
--------------------------------------------------------------------------------
          1            NAMES OF REPORTING PERSONS             CREEKSIDE CAPITAL
                       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                       (Entities Only)
--------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [x]
                       (See Instructions)                                (b) [ ]
--------------------------------------------------------------------------------
          3            SEC USE ONLY
--------------------------------------------------------------------------------
          4            CITIZENSHIP OR PLACE OF ORGANIZATION

                       CAYMAN ISLANDS
--------------------------------------------------------------------------------
  NUMBER OF SHARES                   5                SOLE VOTING POWER
 BENEFICIALLY OWNED                                   0
  BY EACH REPORTING
     PERSON WITH      ----------------------------------------------------------
                                     6                SHARED VOTING POWER
                                                      535,837
                      ----------------------------------------------------------
                                     7                SOLE DISPOSITIVE POWER
                                                      0
                      ----------------------------------------------------------
                                     8                SHARED DISPOSITIVE POWER
                                                       535,837
--------------------------------------------------------------------------------
          9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                       PERSON
                       535,837 SHARES
--------------------------------------------------------------------------------
         10            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                       SHARES (See Instructions)                            [  ]
--------------------------------------------------------------------------------
         11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                       1.6%
--------------------------------------------------------------------------------
         12            TYPE OF REPORTING PERSON (See Instructions)
                       CO
--------------------------------------------------------------------------------


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CUSIP No. 379374 10 1


ITEM 1(A).  NAME OF ISSUER:

Global Life Sciences, Inc. (formerly Too Gourmet, Inc.)

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

c/o Bryan Cave LLP
2020 Main Street, Suite 600
Irvine, CA 92614

ITEM 2(A).  NAME OF PERSON FILING:

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

ITEM 2(C).  CITIZENSHIP:

Glynn Fisher
LOM Building
27 Reid Street
Hamilton HM11, Bermuda
Canadian citizen

Creekside Capital
LOM Building
27 Reid Street
Hamilton HM11, Bermuda
Cayman Island company

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

Common Shares, par value $0.001

ITEM 2(E).  CUSIP NUMBER:

379374 10 1

ITEM 3.

Not applicable

ITEM 4.  OWNERSHIP.

See Rows 5 through 8 of the cover pages.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of a class of securities, check the following [x].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

CUSIP No. 379374 10 1


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10. CERTIFICATION.

Not applicable.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 9, 2004                       /s/ GLYNN FISHER
                                      ------------------------------------------
                                      Glynn Fisher

                                      Creekside Capital


January 9, 2004                       By:  /s/ GLYNN FISHER
                                         ---------------------------------------
                                           Glynn Fisher, President






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